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                                EXHIBIT 10.19
                             FIRST AMENDMENT TO
                         OWENS-ILLINOIS SUPPLEMENTAL
                           RETIREMENT BENEFIT PLAN


          Pursuant to the authority reserved to the Board of Directors (the "Board") of Owens-Illinois, Inc. (the "Company") under Section 5.1 of the Owens-Illinois Supplemental Retirement Benefit Plan (the "Plan"), the Board hereby amends the Plan as follows:

          1. The first sentence of Section 4.03 of the Plan is replaced by the following:

     The time at which any retirement, survivor, or death benefit is payable under this Plan shall be substantially the same, allowing for differences in administrative procedures, as the time at which such benefit would have been payable under the Salary Plan. The person or persons to whom any such benefit is payable under this Plan shall be identical to the person or persons to whom such benefit would have been payable under the Salary Plan. All elections, designations, and determinations with respect to the time at which and person or persons to whom benefits are payable under this Plan shall be made as and when made under the Salary Plan.

          2. This First Amendment shall be effective as of December 1, 1993. In all other respects the Plan shall remain in full force and effect as originally adopted effective October 1, 1991.

          IN WITNESS WHEREOF, the Board has caused this First Amendment to be executed by a duly authorized officer of the Company this 31st day of December, 1993 .


                                   OWENS-ILLINOIS, INC.


                                   By   /s/ Thomas L. Young
                                        Vice President

Attest:


  /s/ James W. Baehren
     Assistant Secretary